Exhibit 99.1

Contact:	Ron Sinclair	David Coburn
	American Tire Distributors	Luquire George Andrews
	(704) 992-2000	(704) 552-6565
	rsinclair@atd-us.com	Coburn@lgapr.com

American Tire Distributors Inc. Announces Planned Retirement of

CEO Dick Johnson and Appointment of Bill Berry to Chief Executive

CHARLOTTE, N.C. (Feb. 6, 2009) – American Tire Distributors, Inc. (ATD), one of the nation’s largest independent suppliers of tires, wheels, equipment and related supplies to the replacement tire market, today announced the planned retirement of Chief Executive Richard P. (Dick) Johnson, effective April 5, 2009.

The company also announced that President and Chief Operating Officer William E. Berry will assume the position of President and Chief Executive Officer, effective April 5, 2009. Mr. Johnson will continue to serve the company as Chairman, a position he currently holds, for the next two years.

“It has been my privilege to work closely with Bill Berry and the rest of the leadership team over the past decade to build a company that is stronger than ever and ready to shape the future of our industry,” said Mr. Johnson. “The changes announced today are the result of a succession plan developed over several years and designed to ensure a seamless transition and strength, stability and continuity of leadership for our company.”

“I am honored by the faith that Dick and the rest of the board have placed in me and I am tremendously excited about the opportunities that lie in front of us,” said Mr. Berry. “On behalf of the entire management team, I want to thank Dick for his exceptional leadership and unwavering commitment to build ATD into the best choice for tire buyers nationwide.”

Mr. Johnson became Chairman and Chief Executive Officer in May 2003 and has led the growth of American Tire Distributors from a company with 62 distribution centers covering 18 states and $1.06 billion in sales to a current network of 100 distribution centers servicing 39 states and sales exceeding the $2 billion mark. Johnson served as President and Chief Executive Officer from 2001 to 2003, and prior to that served as President of the company’s Southeast Division. He served as President and Chief Operating Officer of ITCO Tire Company from February 1997 until ITCO’s merger with Heafner Tire in 1998.

Mr. Berry brings to his position a 25-year track record of success in the tire industry, beginning in 1984 as controller for ITCO Tire Company. Berry joined ATD in 1998 as a result of ATD’s merger with ITCO and served as Senior Vice President of Finance for the Southeast Division. He was named Executive Vice President and Chief Operating Officer in January 2002 and was named President and Chief Operating Officer in May 2003.

Today’s announcement comes less than two months after ATD announced its largest acquisition to date, Am-Pac Tire Distribution Inc. The acquisition of Am-Pac significantly strengthens ATD’s market position and allows the company to better serve America’s tire dealers with enhanced product offerings and a distribution network unsurpassed in the wholesale tire industry.

American Tire Distributors has also recently announced its plan to enable tire dealers to capture incremental consumers via the internet by developing TireBuyer.comTM. This website will capture e-Commerce sales for participating dealers, thereby enabling them to compete in this growing segment of the replacement tire and custom wheel marketplace.

About American Tire Distributors

American Tire Distributors, headquartered in Charlotte, North Carolina, is one of the nation’s largest independent suppliers of tires to the replacement tire market. American Tire Distributors operates 100 distribution centers servicing 39 states. The company focuses on helping tire and wheel retail dealers compete with larger retailers by offering the most complete, coast-to-coast selection of tires, wheels and related products, as well as value-added services. American Tire Distributors employs over 3,000 employees across its nationwide distribution center network, including 200 people in its Charlotte-area Field Support Center, distribution center, and regional hub.